Exhibit 10.5

Insight Finance Arnot Bituch Tower 48 Menachem Begin Road Tel-Aviv 6618004, Israel

Phone:	+972-3-7774726
Fax:	+972-3-7774725

Proposal for financial services

INX Ltd.

December 26, 2017

Mr. Shy Datika

Re: Proposal for financial services

Dear Shy,

Thank you for opportunity to provide financial services to INX Ltd. (hereinafter the “Company” or “you”).

We look forward to building a long-term business relationship on a foundation of delivering the most responsive and high-quality service. If you have any question or request as you review our proposal, please do not hesitate to contact me at +972-54-4318962.

Sincerely,

Oran Mordechai

Appendixes:

1.	Proposed services and fees
2.	General terms and conditions

Proposed services (“Services”) and fees

Pursuant to your request, I will provide CFO services to the Company.

Fees for my services will be $5,000 for the initial filing of form F-1, expected by January 8, 2018. The quoted fees do not cover services given after the initial filing, if and when requested, or my time and services if such initial filing will extend beyond a few days. Any additional fee will be agreed upon in advance when such service is requested.

I will submit my invoices after the filing and appreciate payment upon receipt. The fees are exclusive of VAT and certain out of pocket expenses, such as travel and parking.

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General terms and conditions

Timing of Engagement

The agreement is effective and will continue from this date until notified by the Company that further services are no longer necessary. At such time, we will be paid all fees accrued to date for services rendered and expenses incurred in connection with the Service.

Limitation of liability

It is hereby agreed that the amount of Insight Finance’s liability (including our employees, officers and/or any one acting its behalf), on any claim for loss, liability, damage, expense, or cost (including attorneys’ fees and courts costs) or otherwise based upon, arising out of, resulting from or in any way connected with this agreement, whether based upon, negligence, mistake, action, omission, indemnification, misconduct, or other legal theory including without limitation based on contract laws and/or laws of tort, shall in no event exceed an amount equal to the total annual fees actually paid to under this agreement (hereafter: “Limit of Liability”).

The Company shall provide (or cause others to provide) to Insight Finance (or its employees), promptly, the information, resources and assistance (including access to records, systems, premises and people) that are reasonably require to perform the Services. To the best of your knowledge, all information provided by you or on your behalf (“the Company’s Information”) will be accurate and complete in all material respects. The provision of Company’s Information to us will not infringe any copyright or other third-party rights. We will rely on the Company’s Information made available to us and, unless we expressly agree otherwise, will have no responsibility to evaluate or verify it (including information provided by bookkeeping companies which are engaged directly by the Company). You shall be responsible for your personnel’s compliance with your obligations under this Agreement.

Without derogating from the above, the Company shall indemnify and compensate Insight Finance, its employees, officers, directors and/or anyone acting in its behalf from and against any Losses in connection with any and all actions, suits, claims or demands that may be brought or instituted against Insight Finance, its employees, officers and/or any one acting in its behalf, made by any third party (including attorney and legal fees that we may incur) based on, or arising out of, resulting from or in any way connected to performing obligations under this agreement that exceed the Limit of Liability.

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Non-Solicitation

It is agreed that during this agreement and for a period of 12 months from the termination of this agreement, the Company will not hire, recruit or solicit any employee of Insight Finance without its written consent.

Engagement Fees

The fees will be billed at the end of each month for the respective hours incurred. Payment is due upon receipt of the invoice. The fees are exclusive of taxes or similar charges, as well as customs, duties or tariffs imposed in respect of the Services, if applicable.

Confidentiality

Insight Finance and its employees are committed to maintain confidentiality of all information pertaining to the client including databases, client’s documents, financial data, strategic plans and documents, customer and supplier’s lists or all other propriety information owned by the client.

Insight Finance:

By: Oran Mordechai, founder and CEO

Date:	3/1/18	Accepted:

INX Ltd:

By:	/s/ Shy Datika	Date:	3/1/18	Accepted:

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